CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
of Two Physical Therapy Practices

Company Has Purchased 54 Clinics over the Last Twelve Months

Houston, TX,  October 2, 2023  – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced  the acquisition of two physical therapy practices in separate transactions, expanding the Company’s presence in Alaska and adding its first clinics in the state of Colorado.

USPH acquired a 70% equity interest in both practices with the current practice owners retaining 30% equity interests. The Company purchased the two practices for a combined $13.9 million.  The businesses currently generate approximately $7.2 million in combined annual revenues and approximately 48,000 visits on an annualized basis across five total clinics.
In the last twelve months, USPH has acquired eight physical therapy practices with 44 total clinics and more than $39 million in revenue for a combined outlay of $72.5 million.  In addition, the Company has purchased six practices with a total of 8 clinics that have been “tucked into” larger partnerships during this time period.
Chris Reading, Chief Executive Officer, said, “We are pleased to add these two practices to our Company and look forward to working with our new partners to further grow and scale their businesses.  We’re particularly pleased to add Colorado as our 42nd state with physical therapy operations.  We have been very active in expanding our business through acquisitions over the last twelve months and the pipeline for potential acquisitions remains strong.”

About U.S.  Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 672 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 43 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.